EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122980 on Form S-4 of TXU Energy Company LLC of our report on the financial statements dated March 21, 2005 (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) and the rescission of Emerging Issues Task Force Issue No. 98-10 as described in Note 3 of the Notes to the Financial Statements) appearing in this Annual Report on Form 10-K of TXU Energy Company LLC for the year ended December 31, 2004.

Dallas, Texas
March 22, 2005